Exhibit 99.1

Angeion Corporation 350 Oak Grove Parkway St. Paul, MN 55127 USA Telephone: (651) 484-4874 Facsimile: (651) 484-4826 FOR IMMEDIATE RELEASE

Angeion and BlueLine Partners Enter Into Agreement

SAINT PAUL, Minn. (August 18, 2010) — Angeion Corporation (NASDAQ: ANGN) today said that it has entered into an agreement with BlueLine Partners, LLC, relating to the subject of the Schedule 13D filed by BlueLine with the Securities and Exchange Commission (SEC) on Tuesday, August 10, 2010.

Under the agreement, both parties have agreed to, among other items, the following:

•	BlueLine will amend its 13D filing and withdraw its request that Angeion’s shareholders call a special meeting of shareholders.
•	Within 10 business days, Angeion and BlueLine will establish a reconstituted Angeion Board consisting of seven directors.
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The reconstituted board will consist of four current Angeion directors, including BlueLine Managing Director, Scott Shuda. These four continuing directors will work together in selecting three additional new directors.

Angeion entered into the agreement with BlueLine believing it was in the best interests of Angeion’s shareholders, employees and customers to quickly resolve the issues raised in BlueLine’s 13D filing without the time, expense and distraction of a proxy contest or special shareholder meeting.

About Angeion Corporation

Founded in 1986, Angeion Corporation acquired Medical Graphics Corporation in December 1999. Medical Graphics develops, manufactures and markets non-invasive cardiorespiratory diagnostic systems that are sold under the MedGraphics (www.medgraphics.com) and New Leaf (www.newleaffitness.com) brand and trade names. These cardiorespiratory diagnostic systems have a wide range of applications in healthcare as well as health and fitness. The Company’s products are sold internationally through distributors and in the United States through a direct sales force that targets heart and lung specialists located in hospitals, university-based medical centers, medical clinics and physicians’ offices, pharmaceutical companies, medical device manufacturers, clinical research organizations, health and fitness clubs, personal training studios, and other exercise facilities. For more information about Angeion, visit www.angeion.com.

Contact: Marian Briggs/Matt Sullivan, Padilla Speer Beardsley, 612-455-1700